ION reports second quarter 2014 results
Revenues of $121 million, diluted EPS of $0.01

HOUSTON – August 6, 2014 – ION Geophysical Corporation (NYSE: IO) today reported second quarter 2014 net income of $1.2 million, or $0.01 per diluted share, on revenues of $121.5 million, compared to a net loss of $71.1 million, or $(0.45) per share, on revenues of $120.9 million in second quarter 2013. The second quarter results include a non-recurring gain on the sale of the Company's marine source product line, while second quarter 2013 results included a charge related to the ongoing WesternGeco legal matter. Excluding these special items, the Company's second quarter 2014 adjusted net income was a loss of $5.0 million, or $(0.03) per share, compared to adjusted net income of $0.4 million, or $0.00 per diluted share, in second quarter 2013.
At June 30, 2014, the Company's cash and cash equivalents were $157.8 million. During the second quarter, the Company paid down the outstanding balance of $50.0 million on its revolving credit facility, resulting in its full $175.0 million capacity being available at quarter-end. Through the first half of 2014, the Company has generated net cash flows before financing activities of $50.8 million. Adjusted EBITDA for the quarter was $33.7 million, a 6% increase over second quarter 2013, and $76.5 million for the first half of the year, a 33% increase over first half 2013. Reconciliations of special items and Adjusted EBITDA can be found in the financial tables of this press release.
Brian Hanson, ION's President and Chief Executive Officer, commented, “Consistent with several of our industry peers, ION's second quarter results reflected a slowdown in exploration spending by major oil companies. Our revenues for the quarter were slightly above our second quarter 2013 revenues, as we benefited from the revenues contributed by OceanGeo from their project in Trinidad. OceanGeo completed a five month acquisition project offshore Trinidad and was awarded another contract offshore West Africa. This new award is for a duration of three months, beginning in late July, and is in an area where OceanGeo is pursuing several tenders for additional long-term work. We are pleased that Calypso®, our next generation ocean bottom system, will be further deployed on OceanGeo’s next survey. In mid-July, we acquired the remaining ownership interest in OceanGeo, making it a wholly-owned subsidiary of ION.
“Within our Solutions segment, revenues declined due to cautious exploration spending and underwriting of new projects by our clients. We continue to maintain high standards for underwriting new projects and have delayed certain new venture programs from the first half of the year. We now anticipate that our 2014 multi-client library investments will be in the range of $70 million to $90 million.
“Although revenues from our data processing business were up 3% in the first half of the year, we are seeing a slowdown in that area of our business. Based on our backlog, we expect our data processing business to remain soft for the remainder of 2014, with revenues estimated to be between $25 million to $30 million per quarter. We have taken measured actions to reduce our data processing cost structure during this period.
“On a positive note to the quarter, our Software business generated record revenues during the second quarter, due primarily to increases in Orca® and Gator® licensing revenues.

“We have made significant progress in our strategy of penetrating into the ocean bottom services market through our ownership in OceanGeo. However, our outlook for the remainder of 2014 for all of ION remains cautious, and we will continue to maintain spending discipline across all businesses, maximizing cash generation, while still investing in key strategic technologies, and funding new programs only when they have been adequately underwritten by our customers."
SECOND QUARTER 2014
The Company's segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2014	2013	% Change
Solutions	$62,634	$88,619	(29)%
Systems	22,405	23,848	(6)%
Software	10,533	8,448	25%
Ocean Bottom Services	25,908	—	—
Total	$121,480	$120,915	—%
Within the Solutions segment, new venture revenues were $25.3 million, a 24% decrease from second quarter 2013; data library revenues were $13.6 million, a 37% decrease; and data processing revenues were $23.7 million, a 30% decrease. All businesses within Solutions were down due to the continued softness of exploration spending.
The decrease in Systems segment revenues was due to lower marine positioning system sales that were partially offset by increased repair and replacement revenues.
Software segment revenues were a second quarter record primarily due to higher Orca and Gator licensing revenues.
Ocean Bottom Services segment revenues were $25.9 million, related to work performed on OceanGeo's five-month project in Trinidad. This project was completed at the end of May. After the Trinidad project, OceanGeo began mobilizing for its next project offshore West Africa, which began in late July.
Consolidated gross margins were 31% compared to 30% in second quarter 2013, and operating margins were 3% compared to 6% in the prior year quarter. The second quarter decrease in operating margins was driven primarily by the significant decline in data processing revenues within the Company's Solutions business.
The Company recognized $1.8 million of equity losses related to INOVA Geophysical compared to equity losses of $4.7 million in the Company's second quarter 2013 results. This improvement was due to a 20% increase in revenues primarily from increased rental revenues and used equipment sales. See the attached financial tables for the summarized financial results of INOVA.
The Company's interest expense was $4.9 million compared to $2.8 million in second quarter 2013. The increase in interest expense was primarily related to the Company's issuance of $175 million of 8.125% Senior Secured Second Priority Notes in May 2013.

YEAR-TO-DATE 2014
The Company's segment revenues for the first half of the year were as follows (in thousands):

	Six Months Ended June 30,
	2014	2013	% Change
Solutions	$151,875	$177,789	(15)%
Systems	47,253	55,695	(15)%
Software	20,572	17,168	20%
Ocean Bottom Services	46,478	—	—
Total	$266,178	$250,652	6%
Within the Solutions segment, new venture revenues were $58.1 million, a 29% decrease from first half 2013; data library revenues were $26.8 million, a 13% decrease; while data processing revenues were $67.0 million, a 3% increase. The decrease in new venture and data library revenues was due to the continued softness in exploration spending, while the increase in data processing revenues was due to $15.0 million of revenues recognized in first quarter 2014 that related to work performed for a customer in 2013.
The decrease in Systems segment revenues was primarily due to the lack of ocean bottom cable systems sales in 2014 compared to 2013.
Software segment revenues were records in both quarters and were primarily the result of increases in Orca and Gator licensing revenues.
Ocean Bottom Services segment revenues were $46.5 million, related to work performed on OceanGeo's five-month project in Trinidad.
Consolidated gross margins increased to 36% compared to 29% in first half 2013, and operating margins were 9% compared to 3% in the previous year. The increase in both gross and operating margins was primarily due to the positive impact from the consolidation of OceanGeo's results and reduced expenses within the Company's Systems segment resulting from 2013 restructuring efforts.
Prior to the consolidation of OceanGeo in February, the Company recorded $0.7 million of equity earnings compared to equity losses of $2.3 million in first half 2013. The Company also recognized $4.2 million of equity losses related to INOVA Geophysical compared to equity losses of $2.9 million in the Company's second quarter 2013 results.
The Company reported net income of $77.2 million, or $0.47 per diluted share, compared to a net loss of $69.6 million, or $(0.44) per share, in first half 2013. Both periods included special items primarily related to the WesternGeco legal matter. Excluding these special items, in first half 2014, the Company reported net income of $1.4 million, or $0.01 per diluted share, compared to net income of $1.9 million, or $0.01 per diluted share, in first half 2013.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 7, 2014, at 11:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 10:00 a.m. Eastern time. To participate in the conference call, dial (888) 364-3108 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 14, 2014. To access the replay, dial (888) 203-1112 and use pass code 2757135#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo and the INOVA Geophysical joint venture and related transactions, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company's financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of OceanGeo and the INOVA Geophysical joint venture; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2014.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Service revenues	$89,767	$89,603	$200,463	$179,552
Product revenues	31,713	31,312	65,715	71,100
Total net revenues	121,480	120,915	266,178	250,652
Cost of services	68,341	66,965	140,412	136,238
Cost of products	14,911	17,332	30,684	42,839
Gross profit	38,228	36,618	95,082	71,575
Operating expenses:
Research, development and engineering	10,305	9,087	19,344	18,377
Marketing and sales	9,917	8,968	19,130	16,948
General, administrative and other operating expenses	14,221	11,793	33,152	27,557
Total operating expenses	34,443	29,848	71,626	62,882
Income from operations	3,785	6,770	23,456	8,693
Interest expense, net	(4,934)	(2,756)	(9,731)	(3,822)
Equity in losses of investments	(1,781)	(6,338)	(3,469)	(5,222)
Other income (expense), net	6,066	(107,118)	74,592	(106,091)
Income (loss) before income taxes	3,136	(109,442)	84,848	(106,442)
Income tax expense (benefit)	653	(38,705)	5,916	(37,504)
Net income (loss)	2,483	(70,737)	78,932	(68,938)
Net (income) loss attributable to noncontrolling interests	(1,295)	(59)	(1,765)	17
Net income (loss) attributable to ION	1,188	(70,796)	77,167	(68,921)
Preferred stock dividends	—	338	—	676
Net income (loss) applicable to common shares	$1,188	$(71,134)	$77,167	$(69,597)
Net income (loss) per share:
Basic	$0.01	$(0.45)	$0.47	$(0.44)
Diluted	$0.01	$(0.45)	$0.47	$(0.44)
Weighted average number of common shares outstanding:
Basic	164,063	156,910	163,956	156,689
Diluted	164,423	156,910	164,243	156,689

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$157,779	$148,056
Accounts receivable, net	85,800	149,448
Unbilled receivables	63,769	49,468
Inventories	55,322	57,173
Prepaid expenses and other current assets	34,526	24,772
Total current assets	397,196	428,917
Deferred income tax asset	14,339	14,650
Property, plant, equipment and seismic rental equipment, net	59,623	46,684
Multi-client data library, net	246,054	238,784
Equity method investments	44,995	53,865
Goodwill	51,626	55,876
Intangible assets, net	9,932	11,247
Other assets	15,604	14,648
Total assets	$839,369	$864,671

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,664	$5,906
Accounts payable	36,181	22,654
Accrued expenses	81,460	84,358
Accrued multi-client data library royalties	23,981	46,460
Deferred revenue	15,766	20,682
Total current liabilities	168,052	180,060
Long-term debt, net of current maturities	179,992	214,246
Other long-term liabilities	143,082	210,602
Total liabilities	491,126	604,908
Redeemable noncontrolling interests	6,846	1,878
Equity:
Common stock	1,641	1,637
Additional paid-in capital	884,796	879,969
Accumulated deficit	(528,990)	(606,157)
Accumulated other comprehensive loss	(9,854)	(11,138)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	341,028	257,746
Noncontrolling interests	369	139
Total equity	341,397	257,885
Total liabilities and equity	$839,369	$864,671

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$78,932	$(68,938)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	13,785	8,302
Amortization of multi-client data library	34,257	36,679
Stock-based compensation expense	5,033	3,831
Equity in losses of investments	3,469	5,222
Accrual for (reduction of) loss contingency related to legal proceedings	(69,557)	110,000
Gain on sale of Source product line	(6,522)	—
Gain on sale of cost-method investment	—	(3,591)
Deferred income taxes	(5,612)	(48,627)
Change in operating assets and liabilities:
Accounts receivable	73,254	34,259
Unbilled receivables	(14,236)	(9,160)
Inventories	(3,197)	(8,993)
Accounts payable, accrued expenses and accrued royalties	(30,807)	(11,391)
Deferred revenue	(4,988)	(8,242)
Other assets and liabilities	2,927	4,026
Net cash provided by operating activities	76,738	43,377
Cash flows from investing activities:
Cash invested in multi-client data library	(34,317)	(48,599)
Purchase of property, plant, equipment and seismic rental assets	(4,543)	(8,963)
Repayment of advances by INOVA Geophysical	1,000	—
Investment in and advances to OceanGeo B.V.	(3,683)	(9,500)
Cash of OceanGeo B.V. upon acquiring a controlling interest	609	—
Net proceeds from sale of Source product line	14,394	—
Proceeds from sale of a cost-method investment	—	4,150
Investment in convertible note	—	(2,000)
Other investing activities	605	76
Net cash used in investing activities	(25,935)	(64,836)
Cash flows from financing activities:
Proceeds from issuance of notes	—	175,000
Borrowings under revolving line of credit	15,000	—
Payments under revolving line of credit	(50,000)	(97,250)
Payments on notes payable and long-term debt	(5,595)	(1,815)
Cost associated with issuance of notes	—	(6,731)
Payment of preferred dividends	—	(676)
Proceeds from employee stock purchases and exercise of stock options	340	1,972
Other financing activities	(679)	302
Net cash (used in) provided by financing activities	(40,934)	70,802
Effect of change in foreign currency exchange rates on cash and cash equivalents	(146)	(813)
Net increase in cash and cash equivalents	9,723	48,530
Cash and cash equivalents at beginning of period	148,056	60,971
Cash and cash equivalents at end of period	$157,779	$109,501

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues:
Solutions:
New Venture	$25,315	$33,249	$58,053	$81,685
Data Library	13,625	21,521	26,842	30,969
Total multi-client revenues	38,940	54,770	84,895	112,654
Data Processing	23,694	33,849	66,980	65,135
Total	$62,634	$88,619	$151,875	$177,789
Systems:
Towed Streamer	$10,265	$12,570	$22,116	$26,119
Ocean Bottom Equipment	—	383	—	7,148
Other	12,140	10,895	25,137	22,428
Total	$22,405	$23,848	$47,253	$55,695
Software:
Software Systems	$9,308	$7,464	$18,462	$15,405
Services	1,225	984	2,110	1,763
Total	$10,533	$8,448	$20,572	$17,168
Ocean Bottom Services	$25,908	$—	$46,478	$—
Total	$121,480	$120,915	$266,178	$250,652
Gross profit:
Solutions	$12,269	$21,890	$45,280	$42,087
Systems	9,748	8,802	21,165	17,182
Software	7,805	5,926	15,062	12,306
Ocean Bottom Services	8,406	—	13,575	—
Total	$38,228	$36,618	$95,082	$71,575
Gross margin:
Solutions	20%	25%	30%	24%
Systems	44%	37%	45%	31%
Software	74%	70%	73%	72%
Ocean Bottom Services	32%	—%	29%	—%
Total	31%	30%	36%	29%
Income from operations:
Solutions	$(1,419)	$11,021	$17,693	$18,378
Systems	3,547	1,504	6,918	2,438
Software	5,630	4,955	10,758	10,116
Ocean Bottom Services	6,494	—	10,656	—
Corporate and other	(10,467)	(10,710)	(22,569)	(22,239)
Total	$3,785	$6,770	$23,456	$8,693
Operating margin:
Solutions	(2)%	12%	12%	10%
Systems	16%	6%	15%	4%
Software	53%	59%	52%	59%
Ocean Bottom Services	25%	—%	23%	—%
Corporate and other	(9)%	(9)%	(8)%	(9)%
Total	3%	6%	9%	3%

INOVA GEOPHYSICAL EQUIPMENT LIMITED
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment and records its share of earnings and losses of INOVA Geophysical on a one fiscal quarter lag basis. The following table reflects the summarized financial information for INOVA Geophysical for the three months ended March 31, 2014 and 2013 and the six-month periods from October 1 to March 31, 2014 and 2013:

	Three Months Ended March 31,		Six-Month Period from October 1 through March 31,
	2014	2013	2014	2013
Net revenues	$26,506	$22,095	$66,682	$81,706
Gross profit	$5,236	$1,808	$10,184	$14,135
Loss from operations	$(2,576)	$(8,511)	$(6,243)	$(8,761)
Net loss	$(3,634)	$(9,772)	$(8,585)	$(6,030)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of investments and the accrual (reduction) of loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$2,483	$(70,737)	$78,932	$(68,938)
Interest expense, net	4,934	2,756	9,731	3,822
Income tax expense (benefit)	653	(38,705)	5,916	(37,504)
Depreciation and amortization expense	23,812	22,189	48,042	44,981
Equity in losses of investments	1,781	6,338	3,469	5,222
Accrual for (reduction of) loss contingency related to legal proceedings	—	110,000	(69,557)	110,000
Adjusted EBITDA	$33,663	$31,841	$76,533	$57,583

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Earnings (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30, 2014
	As Reported	Special Items		As Adjusted
Net revenues	$121,480	$—		$121,480
Cost of sales	83,252	—		83,252
Gross profit	38,228	—		38,228
Operating expenses	34,443	—		34,443
Income from operations	3,785	—		3,785
Interest expense, net	(4,934)	—		(4,934)
Equity in losses of investments	(1,781)	—		(1,781)
Other income (expense), net	6,066	(6,522)	(1)	(456)
Income tax expense	653	(357)		296
Net income (loss)	2,483	(6,165)		(3,682)
Net (income) attributable to noncontrolling interest	(1,295)	—		(1,295)
Net income (loss) applicable to common shares	$1,188	$(6,165)		$(4,977)
Net income (loss) per share:
Basic	$0.01			$(0.03)
Diluted	$0.01			$(0.03)
Weighted average number of common shares outstanding:
Basic	164,063			164,063
Diluted	164,423			164,063

	Six Months Ended June 30, 2014
	As Reported	Special Items		As Adjusted
Net revenues	$266,178	$—		$266,178
Cost of sales	171,096	—		171,096
Gross profit	95,082	—		95,082
Operating expenses	71,626	—		71,626
Income from operations	23,456	—		23,456
Interest expense, net	(9,731)	—		(9,731)
Equity in losses of investments	(3,469)	—		(3,469)
Other income (expense), net	74,592	(76,079)	(2)	(1,487)
Income tax expense	5,916	(357)		5,559
Net income	78,932	(75,722)		3,210
Net (income) attributable to noncontrolling interest	(1,765)	—		(1,765)
Net income applicable to common shares	$77,167	$(75,722)		$1,445
Net income (loss) per share:
Basic	$0.47			$0.01
Diluted	$0.47			$0.01
Weighted average number of common shares outstanding:
Basic	163,956			163,956
Diluted	164,243			164,243

	Three Months Ended June 30, 2013
	As Reported	Special Items		As Adjusted
Net revenues	$120,915			$120,915
Cost of sales	84,297	—		84,297
Gross profit	36,618	—		36,618
Operating expenses	29,848	—		29,848
Income from operations	6,770	—		6,770
Interest expense, net	(2,756)	—		(2,756)
Equity in losses of investments	(6,338)	—		(6,338)
Other income (expense), net	(107,118)	110,000	(3)	2,882
Income tax expense (benefit)	(38,705)	38,500		(205)
Net income (loss)	(70,737)	71,500		763
Net (income) attributable to noncontrolling interest	(59)	—		(59)
Net income (loss) attributable to ION	(70,796)	71,500		704
Preferred stock dividends	338	—		338
Net income (loss) applicable to common shares	$(71,134)	$71,500		$366
Net income (loss) per share:
Basic	$(0.45)			$0.00
Diluted	$(0.45)			$0.00
Weighted average number of common shares outstanding:
Basic	156,910			156,910
Diluted	156,910			157,580

	Six Months Ended June 30, 2013
	As Reported	Special Items		As Adjusted
Net revenues	$250,652			$250,652
Cost of sales	179,077	—		179,077
Gross profit	71,575	—		71,575
Operating expenses	62,882	—		62,882
Income from operations	8,693	—		8,693
Interest expense, net	(3,822)	—		(3,822)
Equity in losses of investments	(5,222)	—		(5,222)
Other income (expense), net	(106,091)	110,000	(3)	3,909
Income tax expense (benefit)	(37,504)	38,500		996
Net income (loss)	(68,938)	71,500		2,562
Net loss attributable to noncontrolling interest	17	—		17
Net income (loss) attributable to ION	(68,921)	71,500		2,579
Preferred stock dividends	676	—		676
Net income (loss) applicable to common shares	$(69,597)	$71,500		$1,903
Net income (loss) per share:
Basic	$(0.44)			$0.01
Diluted	$(0.44)			$0.01
Weighted average number of common shares outstanding:
Basic	156,689			156,689
Diluted	156,689			157,448

(1)
Represents a non-recurring gain on the sale of the marine source product line during the second quarter 2014. The historical results of the source product line have not been material to the Company's results of operations.

(2)	In addition to note (1), the six months results were impacted by the first quarter reduction in the WesternGeco legal contingency due to the court order issued in April 2014.

(3)	Represents ION’s loss contingency accrual related to the WesternGeco legal proceedings in 2013.